Exhibit 99.1

Kite Pharma Reports Second Quarter 2014 Results

Successfully Completed Initial Public Offering, Raised Net Proceeds of $134.1 Million

Kite Advancing Clinical Development Pipeline of its Proprietary eACT™-Based Product Candidates

SANTA MONICA, Calif., August 14, 2014 (GLOBE NEWSWIRE) – Kite Pharma, Inc. (Kite) (NASDAQ: KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today announced financial results for the second quarter ended June 30, 2014.

“Kite has achieved several significant milestones thus far in 2014, both in its corporate development and in its clinical development programs,” said Arie Belldegrun, M.D., Kite’s President and Chief Executive Officer. “Kite completed a highly successful IPO in June, which will help enable the advancement of our broad pipeline. In order to support our robust development plans, we also strengthened our research and development team with key strategic hires. Moreover, we broadened our collaboration with the National Institutes of Health through the execution of an additional exclusive license to cancer immunotherapy product candidates.”

Dr. Belldegrun continued, “Our product candidates are in multiple clinical trials being conducted by the National Cancer Institute (NCI), and based on the progress to date, Kite plans to file a corporate sponsored Investigational New Drug application (IND) in the fourth quarter of this year to initiate the first multicenter trial of our lead product candidate, KTE-C19. Our near-term plan for this study is to commence enrollment of patients with a form of advanced, relapsed/refractory non-Hodgkin’s lymphoma in the first half of 2015.”

Second Quarter 2014 Financial Results

For the second quarter ended June 30, 2014, Kite reported a net loss attributable to common stockholders of approximately $17.9 million, compared to a net loss attributable to common stockholders for the quarter ended June 30, 2013 of $1.7 million. Basic and diluted net loss per share for the second quarter of 2014 was $2.27, compared to a net loss per share of $0.32 for the second quarter of 2013. Non-cash charges of approximately $13.1 million are included in the net loss for the second quarter of 2014, which included $7.0 million related to stock based compensation and a one-time $6.1 million non-cash interest expense primarily related to the conversion of $50.0 million of principal amount, plus accrued interest, in convertible notes to shares of Kite’s common stock upon the closing of Kite’s IPO at a discount to the IPO price.

Total operating expenses for the quarter ended June 30, 2014 were $11.1 million as compared to $1.4 million for the quarter ended June 30, 2013. This increase primarily related to stock based compensation of $7.0 million, as well as additional headcount.

Research and development (R&D) expenses for the quarter ended June 30, 2014 were $7.4 million, compared to $1.1 million for the second quarter of 2013. This increase primarily related to stock based compensation of $4.8 million, as well as additional R&D headcount to further the development of Kite’s pipeline of eACT™-based product candidates.

General and administrative (G&A) expenses were $3.7 million for the quarter ended June 30, 2014, compared to $0.3 million for the same period in 2013. This increase primarily related to stock-based compensation of $2.3 million, as well as additional headcount.

On June 30, 2014, Kite had $203.4 million in cash and cash equivalents. Kite has no outstanding debt as of June 30, 2014. On June 30, 2014, there were 38.3 million shares of common stock issued and outstanding.

Recent Clinical Milestones

•	Kite entered into an exclusive, worldwide license agreement with the National Institutes of Health (NIH) to certain intellectual property related to T Cell Receptor (TCR)-based product candidates that target the NY-ESO-1 antigen for multiple cancer indications.
•	Kite presented details on key features of its manufacturing process in a poster presentation during the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO), held in Chicago, May 30-June 3, 2014.

Recent Corporate Highlights

•	Kite raised net proceeds of approximately $134.1 million in its IPO of 8,625,000 shares of its common stock, including the full exercise of the underwriters’ option. On June 20, 2014, Kite’s shares began trading on the NASDAQ Global Select Market under the symbol “KITE”.
•	Kite strengthened its executive management team with the appointment of Dr. Arie Belldegrun as Kite’s President and Chief Executive Officer, and Cynthia M. Butitta as Chief Operating Officer and Chief Financial Officer.
•	Kite expanded its R&D team with several key appointments, including David Chang, M.D., Ph.D., who joined as Executive Vice President, Research and Development, and Chief Medical Officer; Jeffrey S. Wiezorek, M.D., M.S., as Vice President, Clinical Development; William Y. Go, M.D., Ph.D. as Senior Director, Clinical Development; and Jeff Aycock as Senior Director, Clinical Operations.
•	In April, Jonathan Peacock, former Chief Financial Officer of Amgen, Inc., joined as a member of Kite’s Board of Directors.
•	In April 2014, Kite sold $50 million of convertible notes in a mezzanine private financing, which included a syndicate of leading healthcare-dedicated investors and many first-time investors in Kite. The notes were converted into shares of Kite’s common stock upon the closing of its IPO.

About Kite Pharma, Inc.

Kite Pharma, Inc. is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on eACT™ designed to restore the immune system’s ability to recognize and eradicate tumors. In partnership with the NCI Surgery Branch through a Cooperative Research and Development Agreement (CRADA), Kite is advancing a pipeline of proprietary eACT™ product candidates, both CAR (chimeric antigen receptor) and TCR (T cell receptor) products, directed to a wide range of cancer indications. Kite’s management team has a proven track record of building successful biotechnology companies and successfully developing novel immunotherapies and other oncology treatments. Kite is based in Santa Monica, CA.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Kite may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Kite’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of the ongoing and anticipated clinical trials for Kite’s current product candidates, including statements regarding the timing of filing an IND and enrollment of our clinical trial of KTE-C19; the ability and willingness of the NCI to continue research and development activities relating to eACT™ pursuant to the CRADA; Kite’s expectations regarding the clinical effectiveness and safety of Kite’s product candidates and results of the NCI’s clinical trials; the timing of and Kite’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, Kite’s product candidates and advancing a clinical trial of KTE-C19; and Kite’s ability to protect its proprietary technology and enforce its intellectual property rights. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in the Form 10-Q for the quarter ended June 30, 2014. Any forward-looking statements that Kite makes in this press release speak only as of the date of this press release. Kite assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

KITE PHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	JUNE 30,		JUNE 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$7,424	$1,146	$9,516	$2,022
General and administrative	3,716	287	4,786	500

Total operating expenses	11,140	1,433	14,302	2,522

Operating loss	(11,140)	(1,433)	(14,302)	(2,522)
Other income (expense):
Interest income	47	4	68	9
Interest expense	(6,266)	(1)	(6,266)	(4)
Other income (expense)	1	(7)	1	19

Total other income (expense)	(6,218)	(4)	(6,197)	24

Net loss	(17,358)	(1,437)	(20,499)	(2,498)
Series A Preferred Stock dividend	(532)	(297)	(1,089)	(297)
Net loss attributable to common stockholders	$(17,890)	$(1,734)	$(21,588)	$(2,795)

Net loss per share, basic and diluted	$(2.27)	$(0.32)	$(3.20)	$(0.51)

Weighted-average shares outstanding, basic and diluted	7,890,029	5,459,066	6,737,169	5,446,014

KITE PHARMA, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	JUNE 30, 2014	DECEMBER 31
	(UNAUDITED)	2013
ASSETS
Current assets
Cash and cash equivalents	$203,397	$22,357
Prepaid expenses	796	241

Total current assets	204,193	22,598

Property and equipment, net	1,200	274
Other assets	211	110

Total assets	$205,604	$22,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,751	$382
Accrued expenses and other current liabilities	1,297	980
Options early exercise liability	817	—

Total current liabilities	4,865	1,362
Deferred rent	75	39
Options early exercise noncurrent liability	1,747	—

Total liabilities	6,687	1,401

Total stockholders’ equity	198,917	21,581

Total liabilities and stockholders’ equity	$205,604	$22,982

Contact:

Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Kimberly Minarovich

Burns McClellan

212-213-0006

jjackson@burnsmc.com

kminarovich@burnsmc.com